As filed with the Securities and Exchange Commission on June 15, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT AJAX CORP.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	47-1271842 (I.R.S. Employer Identification No.)
9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Mendelsohn
Chairman and Chief Executive Officer
9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, OR 97005
503-505-5670
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Anna T. Pinedo, Esq.
Brian D. Hirshberg, Esq.
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 506-2500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share(1)	6,500,000	$9.02	$58,630,000	$7,610.17
7.25% Series A Fixed-to-Floating Rate Preferred Stock, liquidation preference $25.00 per share	2,307,400	$25.00	$57,685,000	$7,487.51
5.00% Series B Fixed-to-Floating Rate Preferred Stock, liquidation preference $25.00 per share	2,892,600	$25.00	$72,315,000	$9,386.49

(1)
Consists of 6,500,000 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock at an initial exercise price of $10.00 per share (the “Warrants”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee, based on the average of the $9.44 (high) and $8.82 (low) prices for our common stock as quoted on the New York Stock Exchange (the “NYSE”) on June 12, 2020, in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 15, 2020
PROSPECTUS
6,500,000 Shares of Common Stock
2,307,400 Shares of Series A Preferred Stock
2,892,600 Shares of Series B Preferred Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in the section entitled “Selling Stockholders,” or their respective transferees, assignees or successors-in-interest, of up to (i) an aggregate of 6,500,000 shares of our common stock (the “warrant shares”) issuable to the selling stockholders upon exercise in-full of the warrants to purchase shares of our common stock at an initial exercise price of $10.00 per share (the “Warrants”), (ii) an aggregate of 2,307,400 shares of our 7.25% Series A Fixed-to-Floating Rate Preferred Stock, liquidation preference $25.00 per share (the “Series A preferred stock”), and (iii) an aggregate of 2,892,600 shares of our 5.00% Series B Fixed-to-Floating Rate Preferred Stock, liquidation preference $25.00 per share (the “Series B preferred stock” and together with the Series A preferred stock, the “preferred stock”).
The shares of common stock and preferred stock described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus or any such supplement thereto by the selling stockholders (which term as used herein shall include their respective transferees, assignees or successors-in-interest), to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions therefrom, in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See “Selling Stockholders” and “Plan of Distribution.” We cannot predict when, if or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.
We are not selling any of the shares of our common stock or preferred stock described in this prospectus, and we will not receive any of the proceeds from the sale of such shares by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised by the selling stockholders for cash. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We will bear fees and expenses relating to the registration of the offer and sale of the shares of our common stock and preferred stock described in this prospectus with the U.S. Securities and Exchange Commission (the “SEC”). The registration of the shares of our common stock and preferred stock described in this prospectus does not necessarily mean that any of such shares will be offered or sold by the selling stockholders.
A supplement to this prospectus may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AJX.” On June 12, 2020, the last reported sale price of our common stock on the NYSE was $9.27 per share. No series of our preferred stock is currently listed on any national securities exchange.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND EACH OF THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2020 AND ANY SIMILAR SECTION CONTAINED IN ANY PROSPECTUS SUPPLEMENT OR OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE INVESTING IN OUR SECURITIES.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June   , 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the selling stockholders named in this prospectus or any supplement to this prospectus may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be sold by the selling stockholders. The selling stockholders are required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholders and the terms upon which the securities are being offered.
We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” before purchasing any securities.
You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. Neither we, nor any selling stockholder, has authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, the “Company,” “we,” “us” and “our” refer to Great Ajax Corp. and its consolidated subsidiaries, except where the context otherwise requires.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks, along with the following factors and risks discussed in this prospectus, including in the section entitled “Risk Factors” set forth on page 6 of this prospectus, and the documents incorporated by reference herein, that could cause actual results to vary from our forward-looking statements:
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the impact of adverse real estate, mortgage or housing markets and changes in the general economy;

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changes in our business strategy;

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the impact of the global pandemic caused by the novel coronavirus (“COVID-19”) outbreak;

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general volatility of the capital markets;

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the impact of adverse legislative or regulatory tax changes;

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our ability to obtain financing arrangements on favorable terms or at all;

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our ability to implement our business strategy;

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difficulties in identifying re-performing loans (“RPLs”), small balance commercial mortgage loans (“SBC loans”) and properties to acquire; and the impact of changes to the supply of, value of and the returns on RPLs and SBC loans;

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our ability to compete with our competitors;

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our ability to control our costs;

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the impact of changes in interest rates and the market value of the collateral underlying our RPL and non-performing loan (“NPL”) portfolios or of our other real estate assets;

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our ability to convert NPLs into performing loans or to modify or otherwise resolve such loans;

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our ability to convert NPLs to properties that can generate attractive returns either through sale or rental;

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our ability to retain our engagement of Thetis Asset Management LLC (the “Manager”);

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the failure of Gregory Funding LLC (the “Servicer”) to perform its obligations under the Servicing Agreement;

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our failure to qualify or maintain qualification as a real estate investment trust (“REIT”); and

•
our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The preceding list is not intended to be an exhaustive list of all forward-looking statements in this prospectus and any accompanying prospectus supplement. You should read this prospectus and any accompanying prospectus supplement with the understanding that actual future results, levels of activity, performance and achievements may be materially different from what is currently expected. We qualify all of the forward-looking statements by these cautionary statements. Additional factors that could cause results to differ materially from those described above can be found in the reports and information that we file with the SEC from time to time.

SUMMARY INFORMATION
This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus and any accompanying prospectus supplement, including all documents incorporated by reference herein and therein.
Our Company
We are a Maryland corporation that is organized and operated in a manner intended to allow us to qualify as a REIT. We primarily target acquisitions of RPLs, which are residential mortgage loans on which at least five of the seven most recent payments have been made, or the most recent payment has been made and accepted pursuant to an agreement, or the full dollar amount, to cover at least five payments has been paid in the last seven months. We also acquire and originate SBC loans. The SBC loans that we target through acquisitions generally have a principal balance of up to $5.0 million and are secured by multi-family residential and commercial mixed use retail/residential properties on which at least five of the seven most recent payments have been made, or the most recent payment has been made and accepted pursuant to an agreement, or the full dollar amount, to cover at least five payments has been paid in the last seven months. We also originate SBC loans that we believe will provide an appropriate risk-adjusted total return. Additionally, we invest in single-family and smaller commercial properties directly either through a foreclosure event of a loan in its mortgage portfolio or through a direct acquisition. We may also target investments in NPLs either directly or with joint venture partners. NPLs are loans on which the most recent three payments have not been made. We may acquire NPLs either directly or with joint venture partners. We own a 19.8% equity interest in the Manager and an 8.0% equity interest in the parent company of the Servicer. GA-TRS LLC (“Thetis TRS”) is a wholly-owned subsidiary of Great Ajax Operating Partnership L.P. (the “Operating Partnership”) that owns the equity interest in the Manager and the Servicer. We have elected to treat Thetis TRS as a taxable REIT subsidiary under the Internal Revenue Code of 1986, as amended (the “Code”). Our mortgage loans and real properties are serviced by the Servicer, also an affiliated company.
In 2014, we formed Great Ajax Funding LLC, a wholly-owned subsidiary of the Operating Partnership, to act as the depositor of mortgage loans into securitization trusts and to hold the subordinated securities issued by such trusts and any additional trusts we may form for additional secured borrowings. AJX Mortgage Trust I and AJX Mortgage Trust II are wholly-owned subsidiaries of the Operating Partnership formed to hold mortgage loans used as collateral for financings under our repurchase agreements. On February 1, 2015, we formed GAJX Real Estate Corp., as a wholly-owned subsidiary of the Operating Partnership, to own, maintain, improve and sell certain real estate owned (“REO”) properties purchased by us. We have elected to treat GAJX Real Estate Corp. as a taxable REIT subsidiary (“TRS”) under the Code.
The Operating Partnership, through interests in certain entities, holds a majority interest in Great Ajax II REIT Inc. which holds an interest in Great Ajax II Depositor LLC which was formed to act as the depositor of mortgage loans into securitization trusts and to hold the subordinated securities issued by such trusts and any additional trusts we may form for additional secured borrowings. We have securitized mortgage loans through a securitization trust and retained subordinated securities from the secured borrowings. This trust is considered to be a variable interest entity (“VIE”), and we have determined that we are the primary beneficiary of this VIE.
In 2018, we formed Gaea Real Estate Corp. (“Gaea”), a wholly-owned subsidiary of the Operating Partnership. We elected to treat Gaea as a TRS under the Code for 2018, and we elected to treat Gaea as a REIT under the Code in 2019 and thereafter. Also during 2018, we formed Gaea Real Estate Operating Partnership LP, a wholly-owned subsidiary of Gaea, to hold investments in commercial real estate assets. We also formed BFLD Holdings LLC, Gaea Commercial Properties LLC, Gaea Commercial Finance LLC and Gaea RE LLC as subsidiaries of Gaea Real Estate Operating Partnership. In 2019, we formed DG Brooklyn Holdings, also a subsidiary of Gaea Real Estate Operating Partnership LP, to hold investments in multi-family properties. On November 22, 2019, Gaea completed a private capital raise in which it raised $66.3 million from the issuance of 4,419,641 shares of its common stock to third parties to allow Gaea to continue to advance its investment strategy. We retained a 23.2% ownership interest in Gaea following the transaction.

We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Code, and that our current intended manner of operation enables us to meet the requirements for taxation as a REIT for U.S. federal income tax purposes.
Our principal offices are located at 9400 SW Beaverton-Hillsdale Hwy, Suite 131, Beaverton, OR 97005. Our telephone number is 503-505-5670. Our web address is www.greatajax.com. The information on our website does not constitute a part of this prospectus.
Private Placements
On April 6, 2020, we closed a private placement of an aggregate $80 million of our preferred stock and Warrants to certain affiliates of Magnetar Capital LLC (“Magnetar”) pursuant to a securities purchase agreement dated April 3, 2020 (as amended, the “April Purchase Agreement”). We issued 820,000 shares of our Series A preferred stock and 2,380,000 shares of our Series B preferred stock, each at a purchase price per share of $25.00, and two series of five-year warrants to purchase an aggregate of 4,000,000 shares of our common stock at an initial exercise price of $10.00 per share. Each series of Warrants includes a put option that will allow the holder to sell the Warrants to us at a specified put price on or after July 6, 2023. In addition, we also granted the purchasers an option (the “Option”) to purchase up to an additional 800,000 shares of our Series A preferred stock and Series B preferred stock and Warrants to purchase an aggregate of 1,000,000 shares of our common stock on the same terms. Pursuant to the April Purchase Agreement, our board of directors approved exemptions (the “Ownership Limit Exemptions”) from the Aggregate Stock Ownership Limit, as defined in Article VI of the Articles of Amendment and Restatement of the Company, to certain affiliates of Magnetar.
Pursuant to the April Purchase Agreement, we entered into a registration rights agreement with certain affiliates of Magnetar (as amended, the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we are obligated to prepare and file with the SEC a registration statement to register for resale the preferred stock and the warrant shares issuable upon exercise of the Warrants sold pursuant to the April Purchase Agreement on or prior to July 6, 2020 and use our commercially reasonable efforts to cause the SEC to declare such registration statement effective on or prior to October 5, 2020.
On May 7, 2020, we closed a private placement of an aggregate $30 million of our preferred stock and Warrants to certain affiliates of each of Flexpoint Ford LLC (“Flexpoint”), Magnetar and Wellington Management Company LLP (“Wellington”) pursuant to a securities purchase agreement dated May 7, 2020 (the “May Purchase Agreement”). As of June 1, 2020, (i) Flexpoint Great Ajax Holdings LLC (“Flexpoint Holdings”) and Flexpoint Special Assets Fund, L.P. (“Flexpoint SAF”), both affiliates of Flexpoint, beneficially owned approximately 4.5% of our outstanding shares of common stock and (ii) Wellington and its affiliates and advisory clients beneficially owned approximately 15.5% of our outstanding shares of common stock. Additionally, Steven L. Begleiter, our director, is a managing director of Flexpoint, the manager of the investment funds that own Flexpoint Holdings and Flexpoint SAF. We issued 1,112,400 shares of our Series A preferred stock and 87,600 shares of our Series B preferred stock, each at a purchase price per share of $25.00, and two series of five-year warrants to purchase an aggregate of 1,500,000 shares of our common stock at an initial exercise price of $10.00 per share. Each series of Warrants includes a put option that allows the holder to sell the Warrants to us at a specified put price on or after August 7, 2023.
Pursuant to the May Purchase Agreement, we entered into a registration rights agreement with certain affiliates of Flexpoint, Magnetar, and Wellington (the “Second Registration Rights Agreement”). Pursuant to the terms of the Second Registration Rights Agreement, we are obligated to prepare and file with the SEC a registration statement to register for resale the preferred stock and the warrant shares issuable upon exercise of the Warrants sold pursuant to the May Purchase Agreement on or prior to July 6, 2020 and use our commercially reasonable efforts to cause the SEC to declare such registration statement effective on or prior to October 5, 2020.

On June 3, 2020, we closed a private placement of an aggregate $20 million of our preferred stock and Warrants to certain affiliates of Magnetar pursuant to the Option. We issued 375,000 shares of our Series A preferred stock and 425,000 shares of our Series B preferred stock, each at a purchase price per share of $25.00, and two series of Warrants to purchase an aggregate of 1,000,000 shares of our common stock at an initial exercise price of $10.00 per share. Each series of Warrants issued pursuant to the exercise of the Option includes a put option that allows the holder to sell the Warrants to us at a specified put price on or after July 6, 2023.

RISK FACTORS
An investment in our securities involves risks. Before acquiring any of our securities from a selling stockholder, you should carefully consider the risk factors set forth below and those incorporated by reference from our most recent Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
We may have to reduce or stop making dividend payments on the preferred stock.
We cannot guarantee that we will be able to pay dividends on a regular basis with respect to our common stock or our preferred stock. Our ability to pay dividends in the future is dependent on a number of factors, including our ability to operate profitably and to generate sufficient cash flows from our operations, our financial condition, the requirements for qualification as a REIT, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, including our 7.25% Convertible Senior Notes due 2024, and other factors as our board of directors may deem relevant from time to time. Decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend policy at any time and for any reason.
Our ability to pay dividends is limited by the requirements of Maryland law.
Our ability to pay dividends, in general and with respect to the preferred stock specifically, is limited by the laws of Maryland. Under the Maryland General Corporation Law (the “MGCL”), we generally may not pay dividends if, after giving effect to the dividend payment, we would not be able to pay our debts as our debts become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of our stockholders whose preferential rights are superior to those receiving the dividend payment.
As a holder of the preferred stock, you have extremely limited voting rights.
Your voting rights as a holder of the preferred stock will be limited. Our common stock is the only class or series of our capital stock currently outstanding that has full voting rights. Voting rights for holders of the preferred stock exist primarily with respect to the ability to elect two additional directors to our board of directors following a Nonpayment Event (as defined below) and as described in the sections entitled “Description of Series A Preferred Stock — Voting Rights” and “Description of Series B Preferred Stock — Voting Rights.” Other than the limited circumstances described in this prospectus, holders of the preferred stock will not have any voting rights.
The optional redemption provision may materially adversely affect your return on the preferred stock.
The preferred stock is redeemable in whole or in part at our option on and after July 6, 2023 as described in the sections entitled “Description of Series A Preferred Stock — Optional Redemption” and “Description of Series B Preferred Stock — Optional Redemption.” We may choose to redeem the preferred stock at times when prevailing dividend rates are lower than the dividend rate paid on the preferred stock. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend rate as high as the preferred stock being redeemed.
There is currently no public market for the preferred stock. If an active trading market does not develop for the preferred stock, you may not be able to sell them.
There currently is no trading market for the preferred stock. If no active trading market develops, you may not be able to resell your preferred stock at their fair market value or at all. We cannot assure you that a liquid trading market will develop for the preferred stock, that you will be able to sell your preferred stock at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the preferred stock may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the preferred stock for an indefinite period of time.
The preferred stock has not been rated.
We have not sought to obtain a rating for the preferred stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the preferred stock. In addition, we may elect in the future to obtain a rating of the preferred stock, which could adversely impact the market price of the preferred stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the preferred stock.

USE OF PROCEEDS
This prospectus relates to the offer and sale from time to time by the selling stockholders of up to (i) an aggregate 6,500,000 shares of our common stock issuable to the holder of Warrants upon exercise in-full of such Warrants, (ii) 2,307,400 shares of Series A preferred stock and (iii) an aggregate of 2,892,600 shares of Series B preferred stock. We will not receive any of the proceeds from the sale of any shares of common stock, Series A preferred stock or Series B preferred stock offered by the selling stockholders pursuant to this prospectus. We will, however, receive the net proceeds of any Warrants exercised by the selling stockholders for cash. Any proceeds from the sale of shares of common stock, Series A preferred stock and Series B preferred stock under this prospectus will be received by the selling stockholders. Please see “Selling Stockholders.”

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale from time to time by the selling stockholders identified below, and their respective transferees, assignees or successors-in-interest, of up to (i) an aggregate 6,500,000 shares of our common stock issuable to the holder of Warrants upon exercise in-full of such Warrants, (ii) 2,307,400 shares of Series A preferred stock and (iii) an aggregate of 2,892,600 shares of Series B preferred stock. The Series A preferred stock, Series B preferred stock and Warrants were offered and sold to the selling stockholders pursuant to the exemption from the registration requirements afforded by Section 4(a)(2) of the Securities Act.
We do not know how long the selling stockholders will hold the common stock, if any, and preferred stock before selling them or how many securities the selling stockholders will sell, if any. Except as expressly set forth in the transaction documents for the private placements described on page 4 of this prospectus, including the Ownership Limit Exemptions, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the securities registered under the registration statement of which this prospectus is a part.
The following tables sets forth the maximum number of securities that may be sold by the selling stockholders, the name of the selling stockholders, the nature of any position, office, or other material relationship which any of the selling stockholders has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of securities to be owned by each selling stockholder after completion of the offering.
We prepared the following tables based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their securities in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time and, if necessary, we will amend or supplement this prospectus accordingly and as required.
Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such securities.
	Shares of Common Stock Beneficially Owned Prior to the Offering(1)(2)		Shares of Common Stock Offered Hereby(4)	Shares of Common Stock Beneficially Owned After Completion of the Offering(5)
Name of Selling Stockholder	Number	Percent(3)	Number	Number	Percent(6)
Bay Pond Partners, L.P.	1,849,826	8.07%	250,000	1,849,826	6.29%
Flexpoint Special Assets Fund, L.P.(7)	1,027,136	4.48%	500,000	1,027,136	3.49%
Ithan Creek Master Investors (Cayman) L.P.	1,289,651	5.62%	175,000	1,289,651	4.38%
Purpose Credit Alternative Fund – F LLC.	0	0%	312,500	—	—
Purpose Credit Alternative Fund – T LLC	0	0%	156,250	—	—
Magnetar Constellation Fund V LLC	0	0%	195,500	—	—
Magnetar Constellation Fund V Ltd.	0	0%	284,500	—	—
Magnetar Constellation Master Fund, Ltd.	0	0%	531,250	—	—
Magnetar Longhorn Fund LP	0	0%	409,500	—	—
Magnetar SC Fund Ltd.	0	0%	1,300,000	—	—
Magnetar Structured Credit Fund, LP	0	0%	885,500	—	—
Magnetar Xing He Master Fund Ltd.	0	0%	1,500,000	—	—

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of securities beneficially owned by a person and the percentage ownership of each selling stockholder, securities that are currently exercisable into shares of our common stock, or exercisable into shares of our common stock within 60 days of the date hereof, are deemed outstanding.
(2)
Beneficial ownership prior to the offering consists of shares of common stock directly owned by each selling stockholder and does not include shares of common stock underlying the Warrants held by such selling stockholder, because the Warrants are not exercisable until the earlier of (i) the date on which the registration statement of which this prospectus is a part is declared effective by the SEC and (ii) in each case, the six-month anniversary of the date of issuance of the Warrants, which for the purpose of computing beneficial ownership, is more than 60 days from the date of this prospectus.

(3)
Calculated based on 22,930,460 shares of our common stock issued and outstanding on June 1, 2020.

(4)
The number of shares of common stock being offered hereby includes the shares of common stock issuable to each selling stockholder upon exercise in-full of the Warrants then held by each selling stockholder. Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(5)
Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that all shares of common stock being registered under the registration statement of which this prospectus is a part are sold in this offering, and that the selling stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(6)
Calculated based on 29,430,460 shares of our common stock outstanding on June 1, 2020, which includes the assumed exercise of 6,500,000 warrants for shares of our common stock.

(7)
The beneficial ownership is based on information furnished by Flexpoint Ford, LLC and consists of 946,384 shares held by Flexpoint Holdings and 62,752 shares held by Flexpoint SAF as of June 1, 2020. Flexpoint Holdings and Flexpoint SAF are affiliates of Flexpoint Ford LLC. As of June 1, 2020, Flexpoint Ford, LLC beneficially owned approximately 4.5% of our outstanding shares of common stock. Additionally, Steven L. Begleiter, our director, is a managing director of Flexpoint Ford, LLC, the manager of the investment fund that owns Flexpoint Holdings and Flexpoint SAF.

	Shares of Series A Preferred Stock Beneficially Owned Prior to the Offering		Shares of Preferred Stock Offered Hereby	Shares of Series A Preferred Stock Beneficially Owned After Completion of the Offering(2)
Name of Selling Stockholder	Number	Percent(1)	Number	Number	Percent(1)
Bay Pond Partners, L.P.	200,000	8.67%	200,000	—	—
Flexpoint Special Assets Fund, L.P.(3)	400,000	17.34%	400,000	—	—
Ithan Creek Master Investors (Cayman) L.P.	140,000	6.07%	140,000	—	—
Purpose Credit Alternative Fund – F LLC.	250,000	10.83%	250,000	—	—
Purpose Credit Alternative Fund – T LLC	125,000	5.42%	125,000	—	—
Magnetar Constellation Fund V LLC	156,400	6.78%	156,400	—	—
Magnetar Longhorn Fund LP	327,600	14.20%	327,600	—	—
Magnetar Structured Credit Fund, LP	708,400	30.70%	708,400	—	—

(1)
Calculated based on 2,307,400 shares of our Series A preferred stock outstanding on June 1, 2020.

(2)
Because the selling stockholders are not obligated to sell all or any portion of the shares of our preferred stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our preferred stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that all shares of preferred stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the selling stockholders do not acquire additional shares of our preferred stock after the date of this prospectus and prior to completion of this offering.

(3)
As of June 1, 2020, affiliates of Flexpoint beneficially owned approximately 4.5% of our outstanding shares of common stock. Additionally, Steven L. Begleiter, our director, is a managing director of Flexpoint, the manager of the investment funds that own Flexpoint Holdings and Flexpoint SAF.

	Shares of Series B Preferred Stock Beneficially Owned Prior to the Offering		Shares of Preferred Stock Offered Hereby	Shares of Series B Preferred Stock Beneficially Owned After Completion of the Offering(2)
Name of Selling Stockholder	Number	Percent(1)	Number	Number	Percent(1)
Magnetar Constellation Fund V Ltd.	227,600	7.87%	227,600	—	—
Magnetar Constellation Master Fund, Ltd.	425,000	14.69%	425,000	—	—
Magnetar SC Fund Ltd.	1,040,000	35.95%	1,040,000	—	—
Magnetar Xing He Master Fund Ltd.	1,200,000	41.49%	1,200,000	—	—

(1)
Calculated based on 2,892,600 shares of our Series B preferred stock outstanding on June 1, 2020.

(2)
Because the selling stockholders are not obligated to sell all or any portion of the shares of our preferred stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our preferred stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that all shares of preferred stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the selling stockholders do not acquire additional shares of our preferred stock after the date of this prospectus and prior to completion of this offering.

DESCRIPTION OF SERIES A PREFERRED STOCK
The following is a summary of the material terms and provisions of the Series A preferred stock. This summary is in all respects subject to, and qualified in its entirety by, the applicable provisions of our Articles of Amendment and Restatement, including the Articles Supplementary setting forth the terms of the Series A preferred stock, which was filed as an exhibit to our Current Report on Form 8-K on April 6, 2020, as amended by the Articles of Amendment and Articles Supplementary filed as exhibits to our Current Report on Form 8-K on May 8, 2020 (collectively, our “Articles of Amendment and Restatement”), and our amended and restated bylaws, each of which is available from us as described under “Where You Can Find More Information” of this prospectus.
General
Our Articles of Amendment and Restatement authorizes us to issue up to 150,000,000 shares of stock, consisting of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we had the following stock issued and outstanding: (i) 22,930,460 shares of common stock, (ii) 2,307,400 shares of Series A preferred stock and (iii) 2,892,600 shares of Series B preferred stock.
Under our Articles of Amendment and Restatement, our board of directors, without stockholder approval, is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. We classified and designated 1,620,000 authorized but unissued shares of preferred stock as Series A preferred stock pursuant to Articles Supplementary accepted for record by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) on April 6, 2020, and an additional 1,112,400 shares of preferred stock were classified and designated as Series A preferred stock pursuant to Articles Supplementary accepted for record by SDAT on May 7, 2020.
The transfer agent, registrar and dividend payment agent for the Series A preferred stock is American Stock Transfer and Trust Company, LLC.
Ranking
The Series A preferred stock, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, ranks:
•
senior to all classes or series of our common stock and to all other stock ranking junior to the Series A preferred stock (collectively, “Junior Stock”);

•
on parity with all classes or series of our stock with terms specifically providing that such stock ranks on a parity with the Series A preferred stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (collectively, “Parity Stock”) and, for the avoidance of doubt, the Series A preferred stock and the Series B preferred stock shall be viewed as Parity Stock with respect to each other; and

•
junior to all classes or series of our stock ranking senior to the Series A preferred stock (collectively, “Senior Stock”);

provided, however, that the term “stock” as used in this section shall not include debt securities convertible or exchangeable into shares of our common stock, Series A preferred stock or Series B preferred stock. The holders of the Series A preferred stock and Series B preferred stock, voting together as a single class, have certain voting rights with respect to the creation or issuance of any shares or Senior Stock or any debt securities convertible into Senior Stock or Parity Stock as described below, in the section below titled “— Voting Rights.”
Dividends
Until April 6, 2025 (the “First Reset Date”), holders of Series A preferred stock are entitled to receive cumulative cash dividends in the amount of  $1.8125 per share each year, which is equivalent to the rate of 7.25% of the $25.00 liquidation preference per share per annum. On and after the First Reset Date, the dividend rate on the Series A preferred stock for each Reset Period (as defined below) will equal for each share of Series A preferred stock a percentage of the $25.00 liquidation preference for such Series A preferred stock equal to (i) the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined below), plus (ii) a spread of 6.00% for the year commencing on the First Reset Date, which spread shall increase by an additional 0.50% for each year thereafter (e.g., a spread of 6.50% for the year immediately following the year commencing on the First Reset Date); provided, however, the annual dividend rate for the Series A preferred stock shall at no time exceed 10.50% per annum of the $25.00 liquidation preference per share of Series A preferred stock (equivalent to an amount of $2.625 each year per share of Series A preferred stock). “Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date (as defined below) and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period. “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
Dividends are payable quarterly in arrears on January 6, April 6, July 6 and October 6 of each year or, if not a business day, the next succeeding business day to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. Dividends on the Series A preferred stock shall accrue and be cumulative from and including April 6, 2020, and the first quarterly dividend payable on the Series A preferred stock will be paid on July 6, 2020.
Any dividend, including any dividend payable on the Series A preferred stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of Series A preferred stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the last business day of each calendar month immediately prior to the applicable dividend payment date.
Our board of directors will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series A preferred stock at any time that:
•
the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder; or

•
if such declaration, payment or setting apart for payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A preferred stock will accrue whether or not the dividends are authorized by our board of directors and declared by us.
As long as any shares of Series A preferred stock are outstanding, no dividends or other distributions will be declared and paid or declared and set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A preferred stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on shares of the Series A preferred stock and any shares of Parity Stock, all dividends declared and paid on shares of the Series A preferred stock and any Parity Stock will be declared and paid pro rata so that the amount of dividends declared and paid per share of Series A preferred stock and per share of such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share of Series A preferred stock and per share of Parity Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A preferred stock that may be in arrears.
Holders of shares of Series A preferred stock are not entitled to any dividend, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends on the Series A preferred stock.
If, at any time following July 6, 2020, dividends on any Series A preferred stock are in arrears for more than two consecutive dividend periods (a “Nonpayment Event”), the then-applicable annual dividend rate for the Series A preferred stock will increase beginning on such date by 1.50% per annum of the $25.00 liquidation preference for such Series A preferred stock. If and when a Nonpayment Event has been cured due to dividends on the Series A preferred stock no longer being in arrears for more than two (2) consecutive dividend periods, then the dividend rate shall immediately and automatically be reset prospectively to the then applicable rate.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A preferred stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, subject to the payment of our debts and other liabilities and the preferential rights of the holders of shares of any class or series of Senior Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of shares of Junior Stock.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A preferred stock and Parity Stock, then the holders of shares of Series A preferred stock and all other such classes or series of Parity Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of shares of Series A preferred stock at the address of such holder as it shall appear on our stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A preferred stock will have no right or claim to any of our remaining assets.
Optional Redemption
The Series A preferred stock is not redeemable prior to July 6, 2023, except in the circumstances described below, in the section below titled “— Change of Control” or pursuant to certain provisions of our Articles of Amendment and Restatement.
We may redeem any or all of the Series A preferred stock at any time, whether before or after July 6, 2023, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of our equity securities set forth in our Articles of Amendment and Restatement or if our board of directors otherwise determines that redemption is necessary for us to preserve our status as a REIT for federal income tax purposes.
On and after July 6, 2023, the Series A preferred stock may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon (whether or not authorized or declared), if any, to, but not including, the redemption date, without interest, upon the giving of notice.
If fewer than all the outstanding shares of Series A preferred stock are to be redeemed, we will select those shares to be redeemed pro rata for the Series A preferred stock or in such other manner as determined to be fair and equitable to holders of shares of Series A preferred stock. If full cumulative dividends on all outstanding shares of Series A preferred stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A preferred stock may be redeemed pursuant, unless all outstanding shares of the Series A preferred stock are simultaneously redeemed, and neither we nor any of our affiliates may purchase or otherwise acquire shares of the Series A preferred stock otherwise than pursuant to a purchase or exchange offer made to all holders of the Series A preferred stock.
In the event that we elect to redeem Series A preferred stock, we will give notice of redemption, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A preferred stock, called for redemption at such holder’s address as it appears on our stock records. Each notice will state the following:

•
the redemption date;

•
the number of shares of Series A preferred stock to be redeemed;

•
the applicable redemption price for such shares of Series A preferred stock;

•
the place or places where certificates (if any) for shares of the Series A preferred stock are to be surrendered for payment of the redemption price; and

•
that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

If less than all of the shares of Series A preferred stock and held by any holder are to be redeemed, the notice given to such holder will also specify the number of shares of Series A preferred stock held by such holder to be redeemed. No failure to give notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series A preferred stock except as to the holder to whom notice was defective or not given.
If (i) we have given notice of redemption of any shares of Series A preferred stock and (ii) we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends (whether or not authorized or declared) held in trust for the benefit of the holders) of the shares of Series A preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accumulate on those shares of Series A preferred stock, those shares of Series A preferred stock will no longer be deemed outstanding and all rights of the holders of those shares to be redeemed will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Series A preferred stock on the dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date, notwithstanding such redemption of such shares on or prior to the dividend payment date, and each holder of shares of Series A preferred stock that are redeemed on such redemption date will be entitled to the dividends, if any, accruing after the end of the dividend period to which the dividend payment date relates to, but not including, such redemption date.
Change of Control
In the event of any Change of Control (as defined below), each holder of Series A preferred stock will have the right and option, but not the obligation, to require that we (i) redeem all of such holder’s Series A preferred stock for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, and (ii) purchase in cash any warrants issued pursuant to the April Purchase Agreement or the May Purchase Agreement and held by such holder of Series A preferred stock in the amount calculated as the greater of the (x) the put price of such warrants and (y) the value of such warrants. A “Change of Control” means (i) a consolidation, merger or combination or statutory share exchange involving the Company, (ii) a sale of all or substantially all of our direct or indirect assets (including by way of any reorganization, merger, consolidation or other similar transaction) or (iii) a direct or indirect acquisition of beneficial ownership of our voting securities by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), in each case, pursuant to which (x) our stockholders immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than 50% of the total economic interests or total voting power of all of our securities entitled to vote generally in the election of directors and/or (y) as a result of which common stock would be converted into, or exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof).
Voting Rights
Except as described below, the holders of the outstanding shares of Series A preferred stock are not entitled to (i) vote on any matter or (ii) receive notice of, or to participate in, any meeting of stockholders at which they are not entitled to vote. In any matter in which the holders of Series A preferred stock are entitled to vote separately as a single class, each such holder will have the right to one vote for each share of Series A preferred stock held by such holder. If the holders of shares of Series A preferred stock and the holders of any other class or series of shares of Parity Stock upon which like voting rights have been conferred and are exercisable are entitled to vote together as a single class on any matter, such holders will each have one vote for each $25.00 of liquidation preference.
In the event of a Nonpayment Event, the number of directors then constituting our board of directors will automatically be increased by two and the holders of shares of Series A preferred stock and Series B preferred stock, voting together as a single class, will be entitled to elect the two additional directors (the “Preferred Stock Directors”); provided, however, that it will be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause us to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Preferred Stock Directors shall be elected from time to time pursuant to the applicable procedures and limitations set forth in our Articles of Amendment and Restatement.
If and when all accumulated and unpaid dividends on the Series A preferred stock will have been paid in full through the most recently completed dividend period following a Nonpayment Event, then the right of the holders of shares of Series A preferred stock to elect the Preferred Stock Directors will cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event) and, if and when any rights of holders of shares of Series A preferred stock to elect the Preferred Stock Directors will have ceased, the terms of office of all the Preferred Stock Directors will terminate and the number of directors constituting our board of directors will automatically be reduced accordingly.
Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A preferred stock and Series B preferred stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event continues, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A preferred stock and Series B preferred stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director, as applicable, shall hold office until the next annual meeting of the stockholders if such office has not previously terminated.
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock and Series B preferred stock, voting together as a single class, is required to:
•
adopt any amendment, alteration or repeal of any provision of our Articles of Amendment and Restatement that materially and adversely changes the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Series A preferred stock (it being understood that an increase in the number of directors is not a material and adverse change). The holders of shares of Series A preferred stock will have exclusive voting rights on any amendment to our Articles of Amendment and Restatement that would alter the contract rights, as expressly set forth in our Articles of Amendment and Restatement, of only the Series A preferred stock;

•
effect or validate any consummation of a binding share exchange or reclassification involving the Series A preferred stock, or our consolidation with or merger into another entity, or a consolidation with or merger of another entity into us, unless in each such case the Series A preferred stock (A) remains outstanding without a material and adverse change to its terms and rights or (B) converts into or is exchanged for shares of stock or other ownership interest of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other

Series A preferred stock, qualifications and terms or conditions of redemption identical to that of the Series A preferred stock (except for changes that do not materially and adversely affect the holders of the Series A preferred stock); provided, however, that this vote shall be in addition to any other vote or consent of stockholders required by law or by our Articles of Amendment and Restatement;
•
create or issue any shares of Senior Stock, or any debt securities convertible into Senior Stock or Parity Stock;

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declare or pay any dividend, distribution or similar payments with respect to Junior Stock, other than (i) any dividend, distribution, or similar payment that we reasonably determine is necessary for us to maintain our status as a REIT (for the avoidance of doubt, we may take into account our policy of maintaining a steady dividend rate in making this determination) or (ii) any such dividend, distribution, or similar payment, if (x) the net book value of our consolidated assets after such payment is greater than the net book value of our consolidated assets as of December 31, 2019, as calculated and determined in each case as of such date in accordance with U.S. generally accepted accounting principles, (y) the net book value of our consolidated assets after such payment is greater than the net book value of our consolidated assets of as of the end of the most recent calendar quarter, as calculated and determined in each case as of such date in accordance with U.S. generally accepted accounting principles, and (z) such payment does not exceed 8.0% of the net book value of our consolidated assets as calculated and determined in accordance with U.S. generally accepted accounting principles and as reflected in our most recently reported balance sheet prior to the date of determination; or

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enter into any line of business other than businesses currently undertaken by us in the ordinary course of business consistent with past practice, mortgage and mortgage-related businesses, businesses described in our Form 10-K and financial services or banking businesses, unless such ancillary business represents revenues of less than 10% of our revenues for our last fiscal year.

As long as a majority of the outstanding shares of the preferred stock are held by Magnetar or its affiliates, the affirmative vote of Magnetar is required before we can incur Recourse Indebtedness (as defined below) in excess of a ratio to Net Asset Value (as defined below) of 3.0:1; provided, however, without seeking the required consent of Magnetar and its affiliates, we are entitled to a right to incur Recourse Indebtedness for a period of up to (but not more than) two consecutive quarters in an amount that does not exceed a ratio to Net Asset Value of 3.5:1. “Recourse Indebtedness” means indebtedness other than any securitization or indebtedness of which recourse for payment is contractually limited to specific assets encumbered by a lien securing such indebtedness; provided, however, Resource Indebtedness excludes indebtedness incurred in connection with payments by us pursuant to the put option. “Net Asset Value” means, as of the date of determination, the total value of the assets less the total value of the liabilities shown on our consolidated statement of assets, liabilities and equity, or our consolidated balance sheet, as applicable, on such date, as calculated and determined in accordance with U.S. generally accepted accounting principles consistently applied.
No Maturity, Sinking Fund or Mandatory Redemption
The Series A preferred stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. The Series A preferred stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase the Series A preferred stock.
Restrictions on Transfer and Ownership of Stock
Our Articles of Amendment and Restatement contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock, including the Series A preferred stock. The relevant sections of our Articles of Amendment and Restatement provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of the outstanding shares of our capital stock.
Conversion
The Series A preferred stock is not convertible into any other property or securities.

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A preferred stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A preferred stock, as their names and addresses appear in our record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 30 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 30 days following written request, supply copies of these reports to any prospective holder of Series A preferred stock.
Preemptive Rights
We will not issue any additional Series A preferred stock or other stock on parity with the Series A preferred stock (the “New Equity Preemptive Securities”), without granting to holders of shares of Series A preferred stock the option to purchase a pro rata portion of such New Equity Preemptive Securities offered in such transaction.

DESCRIPTION OF SERIES B PREFERRED STOCK
The following is a summary of the material terms and provisions of the Series B preferred stock. This summary is in all respects subject to, and qualified in its entirety by, the applicable provisions of our Articles of Amendment and Restatement, and our amended and restated bylaws, each of which is available from us as described under “Where You Can Find More Information” of this prospectus.
General
Our Articles of Amendment and Restatement authorizes us to issue up to 150,000,000 shares of stock, consisting of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we had the following stock issued and outstanding: (i) 22,925,403 shares of common stock, (ii) 2,307,400 shares of Series A preferred stock and (iii) 2,892,600 shares of Series B preferred stock.
Under our Articles of Amendment and Restatement, our board of directors, without stockholder approval, is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. We classified and designated 3,180,000 authorized but unissued shares of preferred stock as Series B preferred stock pursuant to Articles Supplementary accepted for record by the SDAT on April 6, 2020, and an additional 87,600 shares of preferred stock were classified and designated as Series B preferred stock pursuant to Articles Supplementary accepted for record by SDAT on May 7, 2020.
The transfer agent, registrar and dividend payment agent for the Series B preferred stock is American Stock Transfer and Trust Company, LLC.
Ranking
The Series B preferred stock, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up ranks:
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senior to all Junior Stock;

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on parity with all Parity Stock and, for the avoidance of doubt, the Series B preferred stock and the Series A preferred stock shall be viewed as Parity Stock with respect to each other; and

•
junior to all Senior Stock;

provided, however, that the term “stock” in this section shall not include debt securities convertible or exchangeable into shares of our common stock, Series A preferred stock or Series B preferred stock. The holders of the Series A preferred stock and Series B preferred stock, voting together as a single class, have certain voting rights with respect to the creation or issuance of any shares or Senior Stock or any debt securities convertible into Senior Stock or Parity Stock as described below, in the section below titled “— Voting Rights.”
Dividends
Until the First Reset Date, holders of Series B preferred stock are entitled to receive cumulative cash dividends in the amount of $1.25 per share each year, which is equivalent to the rate of 5.00% of the $25.00 liquidation preference per share per annum. On and after the First Reset Date, the dividend rate on the Series B preferred stock for each Reset Period will equal for each share of Series B preferred stock a percentage of the $25.00 liquidation preference for such Series B preferred stock equal to (i) the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date, plus (ii) a spread of 6.00% for the year commencing on the First Reset Date, which spread shall increase by an additional 0.50% for each year thereafter (e.g., a spread of 6.50% for the year immediately following the year commencing on the First Reset Date); provided, however, the annual dividend rate for the Series B preferred stock shall at no time exceed 10.50% per annum of the $25.00 liquidation preference per share of Series B preferred stock (equivalent to an amount of $2.625 each year per share of Series B preferred stock).

Dividends are payable quarterly in arrears on January 6, April 6, July 6 and October 6 of each year or, if not a business day, the next succeeding business day to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. Dividends on the Series B preferred stock shall accrue and be cumulative from and including April 6, 2020, and the first quarterly dividend payable on the Series B preferred stock will be paid on July 6, 2020.
Any dividend, including any dividend payable on the Series B preferred stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of Series B preferred stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the last business day of each calendar month immediately prior to the applicable dividend payment date.
Our board of directors will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series B preferred stock at any time that:
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the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder; or

•
if such declaration, payment or setting apart for payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not the dividends are authorized by our board of directors and declared by us.
As long as any shares of Series B preferred stock are outstanding, no dividends or other distributions will be declared and paid or declared and set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B preferred stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on shares of the Series B preferred stock and any shares of Parity Stock, all dividends declared and paid on shares of the Series B preferred stock and any Parity Stock will be declared and paid pro rata so that the amount of dividends declared and paid per share of Series B preferred stock and per share of such Parity Stock will in all cases bear to each other the same ratio that accumulated dividends per share of Series B preferred stock and per share of Parity Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B preferred stock that may be in arrears.
Holders of shares of Series B preferred stock are not entitled to any dividend, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends on the Series B preferred stock.
If, at any time following July 6, 2020, dividends on any Series B preferred stock are in arrears for more than two consecutive dividend periods, the then-applicable annual dividend rate for the Series B preferred stock will increase beginning on such date by 1.50% per annum of the $25.00 liquidation preference for such Series B preferred stock. If and when a Nonpayment Event has been cured due to dividends on the Series B preferred stock no longer being in arrears for more than two (2) consecutive dividend periods, then the dividend rate shall immediately and automatically be reset prospectively to the then applicable rate.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B preferred stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, subject to the payment of our debts and other liabilities and the preferential rights of the holders of shares of any class or series of Senior Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of shares of Junior Stock.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B preferred stock and Parity Stock, then the holders of shares of Series B preferred stock and all other such classes or series of Parity Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Notice of any liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, will be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of shares of Series B preferred stock at the address of such holder as it shall appear on our stock records. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series B preferred stock will have no right or claim to any of our remaining assets.
Optional Redemption
The Series B preferred stock is not redeemable prior to July 6, 2023, except in the circumstances described below, in the section below titled “— Change of Control,” or pursuant to certain provisions of our Articles of Amendment and Restatement.
We may redeem any or all of the Series B preferred stock at any time, whether before or after July 6, 2023, at a redemption price of  $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of our equity securities set forth in our Articles of Amendment and Restatement or if our board of directors otherwise determines that redemption is necessary for us to preserve our status as a REIT for federal income tax purposes.
On and after July 6, 2023, the Series B preferred stock may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price of  $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon (whether or not authorized or declared), if any, to, but not including, the redemption date, without interest, upon the giving of notice.
If fewer than all the outstanding shares of Series B preferred stock are to be redeemed, we will select those shares to be redeemed pro rata for the Series B preferred stock or in such other manner as determined to be fair and equitable to holders of shares of Series B preferred stock. If full cumulative dividends on all outstanding shares of Series B preferred stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series B preferred stock may be redeemed pursuant, unless all outstanding shares of the Series B preferred stock are simultaneously redeemed, and neither we nor any of our affiliates may purchase or otherwise acquire shares of the Series B preferred stock otherwise than pursuant to a purchase or exchange offer made to all holders of the Series B preferred stock.
In the event that we elect to redeem Series B preferred stock, we will give notice of redemption, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series B preferred stock, called for redemption at such holder’s address as it appears on our stock records. Each notice will state the following:
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the redemption date;

•
the number of shares of Series B preferred stock to be redeemed;

•
the applicable redemption price for such shares of Series B preferred stock;

•
the place or places where certificates (if any) for shares of the Series B preferred stock are to be surrendered for payment of the redemption price; and

•
that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

If less than all of the shares of Series B preferred stock and held by any holder are to be redeemed, the notice given to such holder will also specify the number of shares of Series B preferred stock held by such holder to be redeemed. No failure to give notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series B preferred stock except as to the holder to whom notice was defective or not given.
If (i) we have given notice of redemption of any shares of Series B preferred stock and (ii) we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends (whether or not authorized or declared) held in trust for the benefit of the holders) of the shares of Series B preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accumulate on those shares of Series B preferred stock, those shares of Series B preferred stock will no longer be deemed outstanding and all rights of the holders of those shares to be redeemed will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Series B preferred stock on the dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date, notwithstanding such redemption of such shares on or prior to the dividend payment date, and each holder of shares of Series B preferred stock that are redeemed on such redemption date will be entitled to the dividends, if any, accruing after the end of the dividend period to which the dividend payment date relates to, but not including, such redemption date.
Change of Control
In the event of any Change of Control, each holder of Series B preferred stock will have the right and option, but not the obligation, to require that we (i) redeem all of such holder’s Series B preferred stock for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, and (ii) purchase in cash any warrants issued pursuant to the April Purchase Agreement or the May Purchase Agreement and held by such holder of Series B preferred stock in the amount calculated as the greater of the (x) the put price of such warrants and (y) the value of such warrants.
Voting Rights
Except as described below, the holders of the outstanding shares of Series B preferred stock are not entitled to (i) vote on any matter or (ii) receive notice of, or to participate in, any meeting of stockholders at which they are not entitled to vote. In any matter in which the holders of Series B preferred stock are entitled to vote separately as a single class, each such holder will have the right to one vote for each share of Series B preferred stock held by such holder. If the holders of shares of Series B preferred stock and the holders of any other class or series of shares of Parity Stock upon which like voting rights have been conferred and are exercisable are entitled to vote together as a single class on any matter, such holders will each have one vote for each $25.00 of liquidation preference.
In the event of a Nonpayment Event, the number of directors then constituting our board of directors will automatically be increased by two and the holders of shares of Series B preferred stock and Series A preferred stock, voting together as a single class, will be entitled to elect the two Preferred Stock Directors; provided, however, that it will be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause us to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Preferred Stock Directors shall be elected from time to time pursuant to the applicable procedures and limitations set forth in our Articles of Amendment and Restatement.
If and when all accumulated and unpaid dividends on the Series B preferred stock will have been paid in full through the most recently completed dividend period following a Nonpayment Event, then the right of the holders of shares of Series B preferred stock to elect the Preferred Stock Directors will cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event) and, if and when any rights of holders of shares of Series B preferred stock to elect the Preferred Stock Directors will have ceased, the terms of office of all the Preferred Stock Directors will terminate and the number of directors constituting our board of directors will automatically be reduced accordingly.
Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B preferred stock and Series A preferred stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event continues, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series A preferred stock and Series B preferred stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director, as applicable, shall hold office until the next annual meeting of the stockholders if such office has not previously terminated.
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B preferred stock and Series A preferred stock, voting together as a single class, is required to:
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adopt any amendment, alteration or repeal of any provision of our Articles of Amendment and Restatement that materially and adversely changes the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Series B preferred stock (it being understood that an increase in the number of directors is not a material and adverse change). The holders of shares of Series B preferred stock will have exclusive voting rights on any amendment to our Articles of Amendment and Restatement that would alter the contract rights, as expressly set forth in our Articles of Amendment and Restatement, of only the Series B preferred stock;

•
effect or validate any consummation of a binding share exchange or reclassification involving the Series B preferred stock, or our consolidation with or merger into another entity, or a consolidation with or merger of another entity into us, unless in each such case the Series B preferred stock (A) remains outstanding without a material and adverse change to its terms and rights or (B) converts into or is exchanged for shares of stock or other ownership interest of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Series B preferred stock, qualifications and terms or conditions of redemption identical to that of the Series B preferred stock (except for changes that do not materially and adversely affect the holders of the Series B preferred stock); provided, however, that this vote shall be in addition to any other vote or consent of stockholders required by law or by our Articles of Amendment and Restatement;

•
create or issue any shares of Senior Stock, or any debt securities convertible into Senior Stock or Parity Stock;

•
declare or pay any dividend, distribution or similar payments with respect to Junior Stock, other than (i) any dividend, distribution, or similar payment that we reasonably determine is necessary for us to maintain our status as a REIT (for the avoidance of doubt, we may take into account our policy of maintaining a steady dividend rate in making this determination) or (ii) any such dividend, distribution, or similar payment, if (x) the net book value of our consolidated assets after such payment is greater than the net book value of our consolidated assets as of December 31, 2019, as calculated and determined in each case as of such date in accordance with U.S. generally accepted accounting principles, (y) the net book value of our consolidated assets after such payment is greater than the net book value of our consolidated assets of as of the end of the most recent calendar quarter, as calculated and determined in each case as of such date in accordance with U.S. generally accepted accounting principles, and (z) such payment does not exceed 8.0% of the net book value of our consolidated assets as calculated and determined in accordance with U.S. generally accepted accounting principles and as reflected in our most recently reported balance sheet prior to the date of determination; or

•
enter into any line of business other than businesses currently undertaken by us in the ordinary course of business consistent with past practice, mortgage and mortgage-related businesses, businesses described in our Form 10-K and financial services or banking businesses, unless such ancillary business represents revenues of less than 10% of our revenues for our last fiscal year.

As long as a majority of the outstanding shares of the preferred stock are held by Magnetar or its affiliates, the affirmative vote of Magnetar is required before we can incur Recourse Indebtedness in excess of a ratio to Net Asset Value of 3.0:1; provided, however, without seeking the required consent of Magnetar and its affiliates, we are entitled to a right to incur Recourse Indebtedness for a period of up to (but not more than) two consecutive quarters in an amount that does not exceed a ratio to Net Asset Value of 3.5:1.
No Maturity, Sinking Fund or Mandatory Redemption
The Series B preferred stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. The Series B preferred stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase the Series B preferred stock.
Restrictions on Transfer and Ownership of Stock
Our Articles of Amendment and Restatement contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock, including the Series B preferred stock. The relevant sections of our Articles of Amendment and Restatement provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of the outstanding shares of our capital stock.
Conversion
The Series B preferred stock is not convertible into any other property or securities.
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B preferred stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B preferred stock, as their names and addresses appear in our record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 30 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 30 days following written request, supply copies of these reports to any prospective holder of Series B preferred stock.
Preemptive Rights
We will not issue any additional Series B preferred stock or other stock on parity with the Series B preferred stock (the “New Equity Preemptive Securities”), without granting to holders of shares of Series B preferred stock the option to purchase a pro rata portion of such New Equity Preemptive Securities offered in such transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes the material U.S. federal income tax considerations a prospective stockholder of our preferred stock or common stock (together, our “Shares”) may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:
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insurance companies;

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tax-exempt organizations, tax-deferred and tax-advantaged accounts;

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financial institutions or broker-dealers;

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dealers in securities or currencies;

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non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “—  Taxation of Non-U.S. Holders” or “—  Foreign Account Tax Compliance Act” below);

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U.S. expatriates;

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persons who mark-to-market our Shares;

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subchapter S corporations;

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U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies and REITs, and their investors;

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trusts and estates (except to the extent discussed herein);

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persons who receive our Shares through the exercise of employee stock options or otherwise as compensation;

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persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to special rules under Section 451(b) of the Code;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding our Shares through a partnership or similar pass-through entity; and

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persons holding a 10% or more (by vote or value) beneficial interest in our Shares.

This summary assumes that stockholders hold our Shares as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), the legislative history of the Code, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our intention to qualify as a REIT, but we have received a private letter ruling from the Internal Revenue Service that allows us to exclude our proportionate share of gross income from the Manager if we held our interest in the Manager through our Operating Partnership. Although we have received such a ruling, we continue to hold our interest in the Manager through Thetis TRS instead of through our Operating Partnership. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ended December 31, 2014. We believe that, commencing with our short taxable year ended December 31, 2014, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
In connection with this filing, Mayer Brown LLP will render an opinion that, commencing with our taxable year ended December 31, 2014, we were organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Mayer Brown LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Mayer Brown LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Mayer Brown LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Our ability to satisfy the REIT qualification tests will depend upon our analysis of the characterization and fair market values of our assets, some of which will not be susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis (which, based on the types of assets we will own, could fluctuate rapidly, significantly and unpredictably). In addition, we will be required to make estimates of or otherwise determine the value of real property that is collateral for our mortgage loan assets. There can be no assurance that the IRS would not challenge our valuations or valuation estimates of this collateral.
If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any domestic TRS, such as Thetis TRS, will be subject to regular corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:
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We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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We will pay income tax at the highest corporate rate on:

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net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

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other non-qualifying income from foreclosure property.

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We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—  Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

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the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

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a fraction intended to reflect our profitability.

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If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “—  Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of  $50,000 or the product of the highest U.S. federal corporate tax rate and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of  $50,000 for each such failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—  Requirements for Qualification.”

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If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis including “redetermined TRS service income.” Redetermined TRS service income generally represents gross income of a taxable REIT subsidiary that is understated and attributable to services provided to us or on our behalf.

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The earnings of our TRSs and any other TRS that we may form will be subject to U.S. federal corporate income tax.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate- level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

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the amount of gain that we recognize at the time of the sale or disposition, and

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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

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If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool (“TMP”), or a residual interest in a real estate mortgage investment conduit (“REMIC”)), we could be subject to corporate level U.S. federal income tax to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax directly, but all of the income from the investment will be subject to U.S. federal income tax at the TRS level. See “—  Taxable Mortgage Pools and Excess Inclusion Income” below.
In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we may own an interest will be subject to U.S. federal, state and local corporate income tax on its taxable income. In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
1.
It is managed by one or more trustees or directors.

2.
Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.
It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.
It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.
At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7.
It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.
It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.
It uses the calendar year as its taxable year.

10.
It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 apply to us beginning with our 2015 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our shares so that we should continue to satisfy these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. The provisions of our charter restricting the ownership and transfer of the shares are described in “Restrictions on Ownership and Transfer.”
To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the shares of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a limited liability company, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—  Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. In the event that a disregarded subsidiary of ours ceases to be wholly-owned - for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours - the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—  Asset Tests” and “—  Gross Income Tests.”
Ownership of Subsidiary REITs
Our Operating Partnership currently owns an indirect majority interest in Great Ajax II REIT, Inc. and may own 100% of the common stock in one or more of our subsidiaries that will elect to be taxed as

REITs, which we refer to as “Subsidiary REITs.” We may use the Subsidiary REITs for various purposes, including to execute non-REMIC securitization transactions that are treated as TMPs, as described in “—  Taxable Mortgage Pools and Excess Inclusion Income.”
Any Subsidiary REIT will be subject to the various REIT qualification requirements and other limitations described that apply to us. We believe that Great Ajax II REIT, Inc. and any other Subsidiary REIT that we may own an interest in will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for U.S. federal income tax purposes from and after the effective date of its REIT election. However, if any Subsidiary REIT were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to regular corporate income tax as described in “—  Failure to Qualify,” and (ii) our ownership of shares of common stock in the Subsidiary REIT would not be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—  Asset Tests.” If a Subsidiary REIT were to fail to qualify as a REIT, it is possible that we would not meet the 10% vote test, 10% value test and the 5% asset test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions, as described in “—  Asset Tests.”
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.
Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Similarly, if amounts are paid to a TRS for services provided to or on behalf of its parent REIT and such amounts are less than the amount that would be paid to a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such deficiency. We intend that all of our transactions with Thetis TRS, GAJX Real Estate Corp. and any other TRS that we may form will be conducted on an arm’s-length basis, but there can be no assurance that we will be successful in this regard.
We have elected to treat certain of our subsidiaries, including Thetis TRS and GAJX Real Estate Corp as TRSs and we may form or invest in additional domestic or foreign TRSs in the future. We have received a private letter ruling from the Internal Revenue Service that allows us to exclude our proportionate share of gross income from the Manager if we held our interest in the Manager through our Operating Partnership. Although we received such a ruling, we continue to hold our interest in the Manager through Thetis TRS instead of through our Operating Partnership. Thetis TRS owns a 19.8% equity interest in our Manager. We may also use a TRS, including GAJX Real Estate Corp., to market and sell distressed mortgage loans and property acquired upon foreclosure of those loans, and may modify loans through a TRS. We intend to market and sell mortgage loans and the related foreclosed property through a TRS when the sale of those assets directly by us or our Operating Partnership may be subject to the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” We anticipate that our marketing and sales of loans and the related foreclosed property will generally be conducted through a TRS.
It is possible that such TRS will be treated as a dealer for U.S. federal income tax purposes. In that case, such TRS will generally mark all the loans it holds on the last day of each taxable year, if any, to their market value, and will recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. If we significantly modify mortgage loans in a TRS and determine that such TRS qualifies as a trader, but not a dealer, for tax purposes, such TRS may elect to be subject to similar “mark-to-market” rules that apply to electing traders.
A TRS may also provide services with respect to our properties to the extent we determine that having a TRS provide those services will assist us in complying with the gross income tests applicable to REITs. See “—  Gross Income Tests — Rents From Real Property.”
Under legislation commonly known as the “Tax Cuts and Jobs Act” (the “TCJA”), for taxable years beginning after December 31, 2017, the deduction of net interest expense is limited for all businesses; provided that certain businesses, including real estate businesses, may elect not to be subject to such limitations and instead to depreciate their real property related assets over longer depreciable lives. To the extent that our TRSs or any other TRS we form has interest expense that exceeds its interest income, the net interest expense limitation could potentially apply to such TRS.
To the extent that our TRSs or any other TRS that we may form pays any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our stockholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum U.S. federal rate applicable to qualified dividend income. See “—  Taxation of U.S. Holders — Taxation of Taxable U.S. Holders on Distributions on Shares.”
Gross Income Tests
We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
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rents from real property;

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interest on debt secured by a mortgage on real property or on interests in real property, and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real property or mortgage loans;

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income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.
Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “—  Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or “COD,” income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “—  Foreign Currency Gain.” For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of our Operating Partnership’s gross income. We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all time with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.
Dividends
Our share of any dividends received from any corporation (including dividends from our TRSs and any other TRS that we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Interest
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
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an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of  (i) the date the REIT agreed to originate or acquire the loan or

(ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property - that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan.
We generally acquire re-performing and non-performing mortgage loans. Our mortgage loans are secured by a first lien on real property. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test.
Under the applicable Treasury Regulation (referred to as the “interest apportionment regulation”), if we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a mortgage loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In Revenue Procedure 2014-51, the IRS interpreted the “principal amount” of the loan for purposes of that test to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal. In the case of mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage interest income is qualifying for purposes of the 75% gross income test.
We generally acquire re-performing and non-performing mortgage loans for substantially less than their face amount. However, we believe that all of the mortgage loans that we acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment rules and Revenue Procedure 2014-51 (to the extent it addresses interest apportionment) will not apply to our mortgage loans. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by other property, then depending upon the value of the real property securing our mortgage loans and their face amount, and the sources of our gross income generally, we might not be able to satisfy the 75% income test.
Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. If we modify our mortgage loans in the future, no assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent we significantly modify a mortgage loan in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. If the fair market value of the real property securing a loan has decreased, a portion of the interest income from the loan would not be qualifying income for the 75% gross income test and a portion of the value of the loan would not be a qualifying asset for purposes of the 75% asset test.
Hedging Transactions
From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or liability hedge. A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). To the extent we enter into transactions to mitigate the risk of hedging transactions where the hedged asset has been extinguished or disposed of, such transaction may also constitute a “hedging transaction.” We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “—  Asset Tests”) or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be able to do so. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass- through subsidiaries.
Fee Income
We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, including certain amounts received in connection with mortgage servicing rights (which we do not currently intend to acquire on a standalone basis), generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, like other income earned by a TRS, will not be included in the REIT’s gross income for purposes of the gross income tests.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of  (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of  (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Rents from Real Property
We acquired interests in real property as part of our initial portfolio and may acquire additional real property or an interest therein in the future. Rents we receive from our interests in real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of  “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. Further, the rent from a particular property does not qualify as “rents from real property” if  (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (iii) we furnish non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary.
Our Operating Partnership and/or its subsidiaries will generally lease our REO properties to tenants that are individuals. Our REO property leases will typically have a term of at least one year and require the tenant to pay fixed rent. We may also lease portions of our mixed-use properties, if any, to tenants that are entities. We intend to structure any such leases so that the rent will qualify as “rents from real property,” and do not intend to own more than 10% of any tenant of a mixed-use property. We do not anticipate leasing significant amounts of personal property pursuant to any of our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we believe that our leases generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.
In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To avoid the 100% prohibited transaction tax on the sale of dealer property by a REIT, we intend to dispose of any asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business” by contributing or selling the asset to a TRS prior to marketing the asset for sale.
Foreclosure Property
We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

To the extent we foreclose or enter into a deed-in-lieu arrangement on any distressed mortgage loan that we acquire, we may not be able to make a foreclosure property election with respect to such property because we may be treated as having acquired the loan at a time when default on such loan was imminent or anticipated. If we anticipate selling a property shortly after foreclosure or deed-in-lieu of foreclosure, we expect that we will contribute or sell the property to a TRS, which will market and sell the property. See “—  Taxable REIT Subsidiaries” and “— Gross Income Tests — Prohibited Transactions.”
Failure to Satisfy Gross Income Tests
If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

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our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—  Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of our total assets must consist of (the “75% asset test”):
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cash or cash items, including certain receivables and investments in money market funds;

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government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as a result of such rents not exceeding 15% of the total rent attributable to personal property and real property under such lease;

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interests in mortgage loans secured by real property or by interests in real property;

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stock in other REITs;

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personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

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personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term;

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC; and

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debt instruments of  “publicly offered REITs.”.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities, or the 10% vote test and the 10% value test, respectively.
Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset test (the “25% securities test”).

Sixth, not more than 25% of the value of our total assets may be represented by debt instruments of “publicly offered REITs” that are not secured by real property or interests in real property.
For purposes of these asset tests, we are treated as holding our proportionate share of our Operating Partnership’s assets. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities (“MBS”) that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:
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“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if  (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

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any loan to an individual or an estate;

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any “section 467 rental agreement,” other than an agreement with a related party tenant;

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any obligation to pay “rents from real property;”

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certain securities issued by governmental entities that are not dependent in whole or in part on the profits of  (or payments made by) a non-governmental entity;

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any security (including debt securities) issued by another REIT;

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—  Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
As discussed above under “—  Gross Income Tests,” we intend to acquire re-performing and non-performing mortgage loans for substantially less than their face amount. Under the applicable Treasury Regulation (referred to as the “loan apportionment regulation”), if a mortgage loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of  (i) the date we agreed to acquire or originate the mortgage loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the mortgage loan will also likely be a non-qualifying asset for purposes of the 75% asset test. Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a mortgage loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of  (i) the fair market value of the mortgage loan on the date of the relevant quarterly REIT asset testing date or (ii) the greater of  (x) the fair market value of the real property securing the loan on the date of the relevant quarterly REIT asset testing date or (y) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan. Under the safe harbor, when the current value of a mortgage loan exceeds both the current fair market value of the real property that secures the loan and the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, a portion of the mortgage loan will be treated as a nonqualifying asset. We do not anticipate that the value of our distressed mortgage loans will exceed the current value of the real property securing the loans.
We may in the future enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions would be treated as secured debt and that we would be treated for REIT asset and income test purposes as the owner of the assets that would be the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own our assets subject to sale and repurchase agreements during the term of such agreements, in which case we could fail to qualify as a REIT.
Derivative instruments generally are not qualifying assets for purposes of the 75% asset test. Thus, interest rate swaps, futures contracts, and other similar instruments that are used in “hedging transactions” as defined in “—  Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test.
As discussed above, we may invest opportunistically in other types of mortgage-related assets. To the extent we invest in such assets, we intend to do so in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above.
We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.
If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:
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we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if  (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of  $50,000 or the product of the highest U.S. federal corporate tax rate and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.
We believe that the assets that we may hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:
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the sum of

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90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

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90% of our after-tax net income, if any, from foreclosure property,

minus
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the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
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85% of our REIT ordinary income for such year,

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95% of our REIT capital gain income for such year, and

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any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “—  Taxation of U.S. Holders — Taxation of Taxable U.S. Holders on Distributions on Shares.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above.
We intend to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:
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If we sell property at a loss to a related party, including a TRS, such loss may be suspended until the TRS disposes of the property to an unrelated buyer.

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Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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If we acquire distressed mortgage loans and significantly modify those loans, we would recognize gain, without the receipt of any cash, on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified loan (which will generally be the face amount of the modified loan) and our adjusted tax basis in the original loan. Because we intend to acquire distressed mortgage loans at a significant discount, our adjusted tax basis in a distressed mortgage loan typically will be significantly lower than the adjusted issue price of the modified loan, which would result in our recognizing “phantom” income if we significantly modify the loan. We intend to significantly modify our distressed mortgage loans only on an opportunistic or selective basis.

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We expect to foreclose on a portion of our non-performing mortgage loans, and we may engage in foreclosures or other transactions that result in the conversion of such loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash.

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We may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and/or the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our shares or debt securities.
We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued a revenue procedure authorizing publicly offered REITs to treat certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—  Gross Income Tests” and “—  Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income.
Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, may be classified as a TMP under the Code if  (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (iii) the entity has issued debt obligations (liabilities) that have two or more maturities, and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our future financing and securitization arrangements may give rise to TMPs, with the consequences as described below.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. We may enter into transactions that could result in us or a portion of our assets being treated as a TMP for U.S. federal income tax purposes. Specifically, we may securitize our assets and such securitizations may result in us owning interests in a TMP. If we do not own 100% of the equity in our Operating Partnership, we would be precluded from holding equity interests in such a securitization through our Operating Partnership. Accordingly, we would likely enter into such transactions through a Subsidiary REIT owned by our Operating Partnership and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes.
If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders.
The U.S. Treasury has not yet issued regulations to govern the treatment of stockholders of a REIT, a portion of which is a TMP, as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, however, will be treated as “excess inclusion income.”

The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—  Taxation of U.S. Holders” and “—  Taxation of Non-U.S. Holders.” Under IRS guidance, to the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT will be subject to tax on this income at the highest applicable corporate tax rate. In that case, the REIT could reduce distributions to such stockholder by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions would not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— Distribution Requirements.” Our charter contemplates that any tax imposed on us in these circumstances may to the extent feasible reduce distributions to the stockholder whose status caused that tax to be imposed, or we may bear such tax as a general corporate expense.
The manner in which excess inclusion income is calculated is not clear under current law. As required by IRS guidance, we intend to make such determinations based on what we believe to be a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders (as described above) could be significantly increased. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
Taxation of Our Operating Partnership
Our Operating Partnership currently is disregarded as a separate entity for tax purposes because it is wholly owned by Great Ajax Corp. We may issue interests in our Operating Partnership in the future to third party partners, at which time our Operating Partnership will be treated as a partnership for tax purposes.
Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.
As noted above, for purposes of the REIT income and asset tests, we are treated as receiving or holding our proportionate share of our Operating Partnership’s income and assets, respectively. We control, and intend to continue to control, our Operating Partnership and intend to operate it consistently with the requirements for our qualification as a REIT.
We may issue equity compensation to employees in the form of interests in our Operating Partnership that provide for capital gain treatment to the employees but do not generate a corresponding deduction for our Operating Partnership.
The discussion above assumes that our Operating Partnership is treated as a “partnership” for U.S. federal income tax purposes at such time as it is no longer disregarded as a separate entity for tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain

“publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. We intend to comply with one or more exceptions to treatment of our Operating Partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.
Taxation of U.S. Holders
The term “U.S. holder” means a beneficial owner of our Shares that, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if  (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our Shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Shares by the partnership.
Taxation of Taxable U.S. Holders on Distributions on Shares
As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. In addition, for taxable years beginning after December 31, 2017 and before January 1, 2026, U.S. holders that are individuals, trusts and estates generally will be entitled to up to a 20% pass-through deduction with respect to that ordinary dividend income for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), provided that certain holding period requirements have been met. Corporate U.S. holders are not entitled to the pass-through deduction or the dividends-received deduction with respect to our distributions. A noncorporate U.S. holder’s ability to claim the deduction equal to 20% of qualifying dividends received may be limited by the U.S. holder’s particular circumstances. In addition, for any noncorporate U.S. holder that claims a deduction in respect of qualifying dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.
The maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—  Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.
As a result, subject to the discussion above concerning the 20% pass-through deduction, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. For taxable years beginning after December 31, 2017 and before January 1, 2026, the highest marginal individual income tax rate on ordinary income is 37%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of  “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Shares become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.
A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our Shares. Dividends designated as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its Shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s Shares. Instead, the distribution will reduce the adjusted basis of such Shares. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her Shares as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less, assuming the Shares are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—  Distribution Requirements.”
Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.
Taxable distributions from us and gain from the disposition of our Shares will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our Shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our Shares at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such Shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.
If excess inclusion income from a TMP or REMIC residual interest is allocated to any U.S. holder, that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “—  Taxable Mortgage Pools and Excess Inclusion Income.”

Taxation of Taxable U.S. Holders on the Disposition of Shares
In general, a U.S. holder must treat any gain or loss realized upon a taxable disposition of our Shares as long-term capital gain or loss if the U.S. holder has held such Shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of Shares held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our Shares may be disallowed if the U.S. holder purchases our Shares (or substantially similar shares) within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of  “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our Shares.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. For taxable years beginning after December 31, 2017 and before January 1, 2026, the maximum tax rate for U.S. holders taxed at individual rates is 37%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of  $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to distributions unless such holder:
•
is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.
Taxation of Non-U.S. Holders
The term “non-U.S. holder” means a beneficial owner of our Shares that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our Shares, including any reporting requirements.
For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.
A non-U.S. holder that receives a distribution from us that is not attributable to gain from our sale or exchange of  “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Reduced treaty rates are not available to the extent that income is attributable to our excess inclusion income allocable to the non-U.S. holder. See “—  Taxable Mortgage Pools and Excess Inclusion Income.” If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Shares. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:
•
a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate, or

•
the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of  “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our Shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).
A non-U.S. holder will not incur tax on a distribution on the Shares in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its Shares. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its Shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Shares, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its Shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of  “United States real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or MBS. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, or is a qualified shareholder or a qualified foreign pension fund (both as defined below), the applicable withholding agent must withhold 21% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.
Capital gain distributions on our Shares that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, if  (i) such Shares are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. holder does not own more than 10% of such Shares during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our Shares are not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of such Shares at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our Shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our Shares within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our Shares as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We may be a United States real property holding corporation based on our investment strategy. In that case, gains from the sale of our Shares by a non-U.S. holder could be subject to a FIRPTA tax. However, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our Shares if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by

non-U.S. persons. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person.
If our Shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to such Shares, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells such Shares. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if  (i) the Shares are treated as being regularly traded under applicable Treasury Regulations on an established securities market and (ii) the non-U.S. holder owned, actually or constructively, 10% or less of such Shares at all times during a specified testing period. If the gain on the sale of our Shares were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
In addition, dispositions of our Shares by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our Shares by such shareholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of Shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our Shares.

Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”), imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a stockholder), unless such institution enters into an agreement with Treasury to collect and provide to Treasury certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a stockholder may be eligible for refunds or credits of such taxes.
Under proposed Treasury Regulations on which taxpayers may rely, FATCA withholding does not apply to gross proceeds from the sale or other disposition of our shares. If we determine withholding is appropriate with respect to a Withholdable Payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Shares.
State, Local and Foreign Taxes
We and/or our subsidiaries and stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our stockholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our stockholders may differ from the U.S. federal income tax treatment of us and our stockholders described above. Consequently, stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our Shares.

PLAN OF DISTRIBUTION
The shares of common stock and preferred stock listed in the tables appearing under the heading “Selling Stockholders” are being registered to permit the resale of such shares by the selling stockholders, and their respective transferees, assignees and successors-in-interest, from time to time after the date of this prospectus. There can be no assurance that the selling stockholders will sell any or all of the common stock or preferred stock offered hereby. We will not receive any of the proceeds from the sale of the common stock or preferred stock by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents, if any.
The selling stockholders may sell all or a portion of the shares of common stock or preferred stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
•
on any national securities exchange or over-the-counter market on which the shares of common stock or preferred stock may be listed or quoted at the time of sale;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•
in “at the market” offerings to or through market makers into an existing market for the shares;

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privately negotiated transactions;

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in transactions otherwise than on such exchanges or in the over-the-counter market;

•
through a combination of any such methods; or

•
through any other method permitted under applicable law.

In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares of common stock and preferred stock beneficially owned by them and offered hereby from time to time, and any related offers or sales of shares may be made pursuant to this prospectus. For example, each of the selling stockholders may:
•
enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholders;

•
sell shares of common stock or preferred stock short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•
write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•
enter into option transactions or other types of transactions that require the selling stockholders to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•
lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.
In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.
Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, where applicable, and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”).
We incorporate by reference the following documents or information that we have filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2019;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•
our Current Reports on Form 8-K filed with the SEC on February 27, 2020, March 3, 2020 (except with respect to item 7.01 therein), March 24, 2020, April 6, 2020, April 7, 2020, May 5, 2020 (except with respect to item 7.01 therein), May 8, 2020 and June 3, 2020;

•
our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2020 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2019, which information shall update and supersede information included in Part III of our Annual Report on Form 10-K for the year ended December 31, 2019); and

•
the description of our shares of common stock contained in Exhibit 10.13 to our Annual Report on Form 10-K filed with the SEC on March 4, 2020, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement.
We will provide copies of all documents incorporated into this prospectus by reference, without charge, upon oral request to our Secretary at the number listed below or in writing by first-class mail to the address listed below.
Lauren DeMasi
Great Ajax Corp.
9400 SW Beaverton-Hillsdale Hwy, Suite 131
Beaverton, Oregon 97005
503-505-5670
You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the SEC at http://www.sec.gov. In addition, we maintain a website that contains information about us at www.great-ajax.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, the registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. The registration statement of which this prospectus is a part is available to you on the SEC’s website.
LEGAL MATTERS
The validity of the issuance of the preferred stock and the warrants shares and certain other legal matters will be passed upon for us by Mayer Brown LLP, New York, New York.
EXPERTS
Our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

6,500,000 Shares of Common Stock
2,307,400 Shares of Series A Preferred Stock
2,892,600 Shares of Series B Preferred Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.
Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates:
Amount to be paid
SEC registration fee	$24,484.17
Printing expenses	5,000*
Legal fees and expenses	50,000*
Accounting fees and expenses	15,000*
Miscellaneous	—
Total	$94,484.17

*
Estimates.

Item 15.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding was one by or in the right of the corporation, under Maryland law, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation, and in addition, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.
In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the limited partnership agreement of our Operating Partnership.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16.
Exhibits.

The list of exhibits immediately preceding the signature page of this registration statement is incorporated by reference as if fully set forth herein.
Item 17.
Undertakings.

(a) The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-11 confidentially submitted to the SEC on September 23, 2014 (File No. 333-00787)).
3.2	Articles Supplementary to the Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2020).
3.3	Articles Supplementary to the Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2020).
3.4	Articles of Amendment to the Articles Supplementary (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2020).
3.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 confidentially submitted to the SEC on September 23, 2014 (File No. 333-00787)).
4.1**	Form of Series A Warrant.
4.2**	Form of Series B Warrant.
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2020).
10.2**	Amendment No. 1 and Joinder to Securities Purchase Agreement, dated June 3, 2020, by and among Great Ajax Corp., Great Ajax Operating Partnership LP, Thetis Asset Management LLC and the Purchasers named therein.
10.3	Securities Purchase Agreement, dated May 7, 2020, by and among Great Ajax Corp., Great Ajax Operating Partnership LP, Thetis Asset Management LLC and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2020).
10.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 6, 2020).
10.5**	Amendment No. 1 and Joinder to Registration Rights Agreement, dated June 3, 2020, by and among Great Ajax Corp. and the Purchasers set forth on the signature pages thereto.
10.6	Registration Rights Agreement, dated May 7, 2020, by and among Great Ajax Corp., Great Ajax Operating Partnership LP, Thetis Asset Management LLC and the Purchasers named therein (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2020).
5.1**	Opinion of Mayer Brown LLP as to the validity of the securities registered hereunder.
8.1**	Opinion of Mayer Brown LLP regarding certain tax matters.
23.1**	Consent of Moss Adams LLP.
23.2**	Consent of Mayer Brown LLP (included in Exhibit 5.1).
23.3**	Consent of Mayer Brown LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on the signature page hereto).

*
To be filed by an amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**
Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon on June 15, 2020.
GREAT AJAX CORP.
By:	/s/ Lawrence Mendelsohn Lawrence Mendelsohn Chairman and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Mendelsohn, Russell Schaub and Mary Doyle, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Capacity	Date
/s/ Lawrence Mendelsohn Lawrence Mendelsohn	Chairman and Chief Executive Officer (principal executive officer)	June 15, 2020
/s/ Mary Doyle Mary Doyle	Chief Financial Officer (principal financial officer and principal accounting officer)	June 15, 2020
/s/ Russell Schaub Russell Schaub	President and Director	June 15, 2020
/s/ Steven L. Begleiter Steven L. Begleiter	Director	June 15, 2020
/s/ John C. Condas John C. Condas	Director	June 15, 2020
/s/ Paul Friedman Paul Friedman	Director	June 15, 2020
/s/ Jonathan Bradford Handley, Jr. Jonathan Bradford Handley, Jr.	Director	June 15, 2020
/s/ J. Kirk Ogren, Jr. J. Kirk Ogren, Jr.	Director	June 15, 2020